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                                                                EXHIBIT 23(h)(6)


                        FORM OF AGENCY TRADING AGREEMENT

         AGREEMENT made as of the __________________ day of __________, 199  by
National Financial Services Corporation ("NFSC") and Longleaf Partners Small Cap Fund ("Fund/Agent").

                                   WITNESSETH:

         WHEREAS: Fund/Agent and NFSC either have executed a form of distribution, service or operating agreement ("Services Agreement") or have developed unwritten trading procedures ("Procedures") pursuant to which NFSC transmits to Fund/Agent orders for the purchase, redemption or exchange of Fund shares, as identified in such Services Agreement or Procedures, on behalf of customers of NFSC ("Orders"); and

         WHEREAS: Fund/Agent desires that NFSC serve as limited agent to accept orders for the purchase, exchange and redemption of shares of the Funds ("Shares") by certain employee benefit plans ("Plans");

         NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

         1 . Appointment of NFSC. Fund/Agent hereby appoints NFSC as its agent for the sole and limited purpose of accepting purchase, exchange or redemption orders for Shares purchased, exchanged or redeemed by the Plans ("Orders"). NFSC hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, NFSC shall not be acting as agent for Fund/Agent in any manner whatsoever, except in accepting such Orders.

         2. Appointment of Agent. NFSC may appoint a third party as its Agent ("NFSC's Agent") for the purpose of receiving Orders on behalf of NFSC. Such Orders received by NFSC's Agent shall be deemed received by NFSC, and accordingly by Fund/Agent, simultaneously.

         3. Orders and Acceptance. NFSC, as agent of Fund/Agent, shall accept on behalf of the Plans, Orders for the purchase, exchange or redemption of Shares of the Funds. If such Orders are received by NFSC or NFSC's Agent prior to the close of trading on the New York Stock Exchange (the "Close of Trading") on a day the New York Stock Exchange is open for business (a "Business Day") or such other time as designated in writing to NFSC by Fund/Agent,





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they shall be treated as having been received by Fund/Agent on such Business Day
("Trade Date").

         4. Trade Reporting. By checking the box titled 'Applies', Fund/Agent represents that it has selected such trade reporting option and that such terms are part of this Agreement. By checking the box titled 'Does not apply', Fund/Agent represents that is has not selected that trade reporting option and that such terms are not part of this Agreement.

OPTION A: [ ] APPLIES   [X] DOES NOT APPLY

By 9:00 a.m. ET each Business Day following Trade Date ("TD + 1"), NFSC will provide, via facsimile or other mutually acceptable process, to Fund/Agent summarized trading instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by NFSC or NFSC's Agent prior to Close of Trading on the prior Business Day. NFSC shall provide detailed trading instructions to Fund/Agent on TD+1 via Fund/SERV transmission or other such trade order process as agreed to in the Services Agreement or Procedures by NFSC and Fund/Agent. Such instructions shall be effected at the public offering price, or such other price as may apply to the transaction, of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by NFSC or NFSC's Agent.

OPTION B: [X] APPLIES   [ ] DOES NOT APPLY

By 9:00 a.m. ET each Business Day following Trade Date ("TD + 1"), NFSC will provide, via facsimile or other mutually acceptable process, to Fund/Agent trading instructions for the net purchase or net redemption of Shares of the Funds based on Orders accepted by NFSC or NFSC's Agent prior to Close of Trading on the prior Business Day. Such instructions shall be effected at the public offering price, or such other price as may apply to the transaction, of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by NFSC or NFSC's Agent.

         5. Settlement. Settlements shall be made for the aggregate net purchase or redemption for each Fund on each Business Day by wire transfer in accordance with the procedures set forth in the Services Agreement or Procedures. Under option A above, the respective parties shall settle transactions on the second Business Day following Trade Date ("TD+2"). Under Option B above the respective parties shall settle transactions during the Business Day following Trade Date ("TD+1").

         6. Representations by NFSC. NFSC represents that:

                  (a) It has full power and authority to enter into and perform this Agreement;

                  (b) it is registered as a broker/dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "1934 Act");






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                  (c) it will promptly notify Fund/Agent in the event that NFSC is for any reason unable to perform any of its obligations under this Agreement.

         7. Representations of Fund/Agent. Fund/Agent represents that:

                  (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint NFSC as agent for the Fund and to authorize NFSC to designate further agents;

                  (b) it will promptly notify NFSC in the event that it is for any reason unable to perform any of its obligations under this Agreement.

         8. Indemnification. Each party shall indemnify and hold harmless the other, and the other's affiliates, agents, control persons, and employees, from any claim, demand, loss, expense, or cause of action resulting from (a) the misconduct or negligence, as measured by industry standards, of the indemnifying party or its affiliates, agents, control persons, or employees in carrying out their obligations under this Agreement, or (b) breach at any time of its representations hereunder by the indemnifying party. Such indemnification will survive the termination of this Agreement.

         9. Termination of Agreement. This Agreement may be terminated at any time by either party upon ninety (90) days written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated immediately upon a material breach by either party not cured within thirty (30) days after notice from the other. The provisions of Section 8 shall survive any termination of this Agreement.

         10. Notices. Unless otherwise specified, all notices and other communications (except those described in paragraph 4) hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

          If to Fund/Agent:

          Southeastern Asset Management, Inc.
          6410 Poplar Avenue, Suite 900
          Memphis, TN 38119
          Attn.: Andy McCarroll

If to NFSC:                                                   With a copy to:






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      National Financial Services Corporation      Fidelity Investments
      200 Liberty Street, 5th Floor                82 Devonshire St. L4A
      One World Financial Center, Tower A          Boston, MA  02109-3614
      New York, NY 10281                           Att: Mutual Fund Product Mgmt
      Att: Bob Adams                                    Corrine Casper - L4A
           Mutual Funds, MZ NY5C

          11. Amendment, Assignment and Other Matters. This Agreement may not be amended except by a writing signed by each of the parties hereto. This Agreement shall not be assigned, except to affiliates, by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement, including any Exhibits attached hereto, and including the Services Agreement or Procedures, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

         12. Massachusetts Business Trust Provisions. NFSC acknowledges that Fund/Agent is a series of a business trust organized under the laws of the Commonwealth of Massachusetts. In recognition of such acknowledgement and in order to place Fund/Agent in the same economic situation as would be the situation if Fund/Agent were a corporation instead of a Massachusetts business trust, NFSC hereby agrees that only the trust assets of Fund/Agent shall be available to satisfy any liabilities incurred under this Agreement, and further agrees that there shall be no personal liability on the part of and no resort to the assets of any of the Trustees, officers, or shareholders of Fund/Agent for any liabilities incurred under this Agreement, nor shall there be any liability on the part of and no resort to the assets of any other series in the same fund family as Fund/Agent for the liabilities of Fund/Agent incurred under this Agreement.




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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.




FUND/AGENT                              NATIONAL FINANCIAL SERVICES
                                        CORPORATION



By:                                     By:
    -------------------------------         ----------------------------------




Name:                                   Name:
      -----------------------------           --------------------------------

Title:                                  Title:
       ----------------------------            -------------------------------

Date:                                   Date:
     ------------------------------           --------------------------------








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